Grant Thornton

Audit • Tax • Advisory
Grant Thornton LLP
175 W Jackson Boulevard, 20th Floor
Chicago, IL 60604-2687

T 312.856.0200
F 312.565.4719
www.GrantThornton.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-1A of our report dated August 25, 2008, relating to the financial statements and financial highlights that appear in the June 30, 2008 Annual Report to Shareholders of Bruce Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the headings "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Grant Thornton LLP

Chicago, Illinois
October 27, 2008